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Exhibit 3.48.1

RUHRKOHLE TRADING CORPORATION
By-Laws
Adopted March 5, 1987

ARTICLE I
SHAREHOLDERS

1.1   Meetings.

        1.1.1    Place of Meetings.    Meetings of the shareholders shall be held at such place, either within or without the State of West Virginia, as may be designated by the board of directors.

        1.1.2    Annual Meeting.    An annual meeting of the shareholders for the election of directors and for other business shall be held at such time and date as may be fixed by the board of directors.

        1.1.3    Special Meetings.    Special meetings of the shareholders may be called at any time by the chairman of the board, the president, the board of directors or the holders of at least one-fifth of the outstanding shares of stock of the Company entitled to vote at the meeting.

        1.1.4    Notice.    Written notice of the time, place and date of all meetings of shareholders and of the purpose or purposes of each special meeting of shareholders shall be given to each shareholder of record entitled to vote at the meeting not less than five nor more than fifty days before the date of the meeting unless a greater period of notice is required by law in a particular case.

        1.1.5    Quorum.    The presence in person or by proxy of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. If a quorum is not present no business shall be transacted except to adjourn to a future time.

        1.1.6    Voting Rights.    Every shareholder shall have the right at every shareholders' meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

        1.1.7    Action without a Meeting.    Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE II
DIRECTORS

        2.1    Number and Term.    The number of directors to constitute the board shall be not less than two nor more than twelve. Subject to the foregoing, the board of directors shall have authority to determine the number of directors to constitute the board. Each director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified unless he sooner resigns or is removed or disqualified.

        2.2    Powers.    Unless action by the shareholders is required by law in a particular case, all corporate powers shall be exercised by or under authority of, and the business and affairs of the Company shall be managed under the direction of, the board of directors.

        2.3    Meetings.

          2.3.1    Place of Meetings.    Meetings of the board of directors shall be held at such place, within or without the State of West Virginia, as may be designated by the board or in the notice of the meeting.

          2.3.2    Regular Meetings.    Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

          2.3.3    Special Meetings.    Special meetings of the board of directors may be called at any time by the president and shall be called by him or the secretary on the written request of one-third of the directors. Notice (which need not be written) of the time and place of and, in the case of a meeting called for the purpose of amending these bylaws or authorizing the sale of all or substantially all of the assets of the Company, the nature of the business proposed to be transacted at each special meeting, shall be given to each director at least two days before the meeting.

          2.3.4    Quorum.    A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting and except as otherwise provided herein the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the board of directors. If a quorum is not present no business shall be transacted except to adjourn to a future time.

          2.3.5    Action without a Meeting.    Any action required or permitted to be taken at a meeting of the board or any of its committees, shall be deemed the action of the board or the committee, if all directors or committee members, as the case may be, execute written consents either before or after the action is taken, and the consents are filed with the minutes of the proceedings of the board or committee.

        2.4    Vacancies.    Vacancies in the board of directors shall be filled by vote of a majority of the remaining members of the board, though less than a quorum.

        2.5    Committees.    The board of directors may by resolution adopted by a majority of the whole board designate one or more committees, each committee to consist of two or more directors and such alternate members (also directors) as may be designated by the board. To the extent provided in such resolution and except as limited by applicable law, any such committee shall have and exercise the powers of the board of directors. Unless otherwise determined by the board, in the absence or disqualification of any member of a committee the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

ARTICLE III
OFFICERS

        3.1    Election.    The board of directors shall elect a president, executive vice president, treasurer, secretary and such other officers as it deems advisable. None of the officers of the Company except the president need be a director. Any two or more offices may be held by the same person, except the offices of president and secretary.

        3.2    Authority, Duties, and Compensation.    The officers shall have such authority, perform such duties and serve for such compensation as may be determined by or under the direction of the board of directors. Except as otherwise provided by the board (a) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board, (b) the other officers shall have the duties usually related to their offices, and (c) the executive vice president (or vice presidents in the order determined by the board) shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV
INDEMNIFICATION

        4.1    Right to Indemnification.    The Company shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, or is or was a director, officer or employee of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of such employee benefit plans of the Company or another enterprise as may be or have been in effect against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent that such person is not otherwise indemnified and the power to do so has been or may be granted by statute. For this purpose the board of directors shall determine in each case, by a majority vote of a quorum consisting of directors who were not parties to the action in question, whether the applicable standards in any such statute have been met, or such determination shall be made by independent legal counsel if the board so directs or if the board is not empowered by statute to make such determination, or by the shareholders of the Company.

        4.2    Indemnification Not Exclusive.    The foregoing indemnification shall not be deemed exclusive of any other right to which one indemnified may be or become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of any such person.

        4.3    Insurance and Other Indemnification.    The board of directors shall have the power to (a) purchase and maintain, at the Company's expense, insurance on behalf of the Company and others to the extent that power to do so has been or may be granted by statute, and (b) give other indemnification to the extent not prohibited by statute.

ARTICLE V
SHARE CERTIFICATES AND TRANSFERS

        5.1    Share certificates.    Every shareholder of record shall be entitled to a share certificate representing the shares held by such shareholder. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the president or a vice president and the secretary or an assistant secretary of the Company. Where a certificate is manually signed by or on behalf of a transfer agent or a registrar (other than the Company itself or an employee of the Company), the signature of any corporate officer may be a facsimile.

        5.2    Transfers.    Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

        5.3    Record Date.    The board of directors may fix, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or to make a determination of shareholders for any other purpose. Such date shall not be more than fifty days and, in the case of a shareholders' meeting, not less than ten days prior to the date on which the action requiring such determination of shareholders is to be taken.

ARTICLE VI
AMENDMENTS

        These bylaws may be amended at any regular or special meeting of the board of directors by the vote of a majority of all the directors in office or at any annual or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of shareholders shall set forth the proposed change or a summary thereof.

ARTICLE VII
CONFORMITY TO WEST VIRGINIA STATE LAW AND
CERTIFICATE OF INCORPORATION

        If any provision of these bylaws be or become inconsistent with any applicable, mandatory provision of West Virginia state law or of the Certificate of Incorporation of the Company, now or hereafter made effective, then any such provision of these bylaws shall be treated as amended, altered or repealed, as need may be, to effect conformity with such mandatory provision of such law or Certificate of Incorporation.

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Exhibit 3.48.1